Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-276621 on Form F-4 of our reports dated March 7, 2023, relating to the financial statements of Star Bulk Carriers Corp. and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Star Bulk Carriers Corp. for the year ended December 31, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Certified Public Accountants S.A.

Athens, Greece

February 8, 2024